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HALLIBURTON COMPANY

(Name of Registrant as Specified In Its Charter)

DAVID ALLEN SMITH

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Editorial Contact: FOR IMMEDIATE RELEASE	David A. Smith 6300 Stevenson Avenue, #413 Alexandria, VA 22304 703-370-6032 editor@HALwhistleblowers.org

Halliburton Shareholder Asks: Where is Republican SEC Chairman Chris Cox?
Smith Says Relief in the Nature of Mandamus Shouldn't Be Necessary to Obtain Action

ALEXANDRIA, VIRGINIA, October 6, 2006 --- David A. Smith, the Halliburton shareholder who received mis-directed e-mails intended for David R. Smith, Vice President of Tax at Halliburton, today called upon former Republican Congressman Chris Cox - now the Chair of the SEC - to make the 'ongoing' Halliburton investigations a top SEC priority.

Smith Says Slow SEC Investigations into FCPA Allegations and Other Matters Puzzling

"We've seen lightning-fast enforcement actions where other registrants are concerned," says Smith. "For example, look how quickly the H-P flap produced tangible results. I'm beginning to wonder if these 'ongoing' Halliburton investigations would move faster if I jumped on a plane up to New York, to see Attorney General Eliot Spitzer. He's had a little bit of success in prodding his Federal counterparts into action on other enforcement matters, after all."

Smith continues: "The on-again, off-again spin-off of KBR is being made pursuant to a Registration Statement that has been distributed in all 50 states. My understanding is that a Federal court can exercise jurisdiction in any venue in which such a filing has been distributed, and forum non conveniens won't work for a corporate defendant that does substantial business in that jurisdiction."

"The new Robert C. Byrd Federal Building and Courthouse in Beckley, West Virginia (the county seat of the county where both Senator Byrd and I grew up) is a modern facility, equipped with high-speed Internet access and the ability for parties to show juries electronic exhibits, such as the full text of mis-directed e-mails. And it just so happens that Halliburton/KBR is doing substantial work in Raleigh County right now. Juries in Southern West Virginia have a remarkable knack for applying good old fashioned common sense when presented with tripe from corporate defense attorneys, and it just so happens that one of my former high school classmates is an attorney specializing in mesothelioma cases."

"I contend that the latest KBR Registration Statement omits important information that Halliburton shareholders need in order to make a fully-informed decision about the proposed spin-off. I also have questions about how the Company intends to ensure that there is not a repeat of the Dresser Retirees' litigation. Appendix A to the Joint Proxy Statement/Prospectus - the Merger Agreeement itself - clearly spelled out the Company's obligations to the Dresser Retirees, right there in Section 7.09(g), beginning on page A-29. This appears to be first-year law school contracts law to me, yet David J. Lesar and the non-management Directors of Halliburton authorized the payment of legal fees - out of the owners' coffers - to try to get out of this obligation. The owners in 1998 were asked to approve the merger with Dresser on the basis of Appendix A - the Merger Agreement."

"So, what assurance can David J. Lesar and the non-management Directors today offer us owners that the material terms being presented to us for the on-again, off-again spin-off won't be subject to similar post hoc legal maneuvers, paid for out of the owners' coffers? If you look at the Joint Proxy Statement/Prospectus back in 1998, you'll find that Vinson & Elkins - U.S. Attorney General Alberto Gonzales' old law firm - put its stamp of approval all over the deal. If the Dresser Retirees and Halliburton's shareholders can't rely upon those Vinson & Elkins legal opinions, what can we rely upon?"

"To my mind, the Dresser Retirees' litigation raises the issue of breaches of fiduciary duties. It also raises the question of - which law firm filed and maintained the suit on behalf of Halliburton against the Dresser Retirees, the legal opinions of Vinson & Elkins as to the Dresser Deal notwithstanding? Rule 11 of the Federal Rules of Civil Procedure is pretty clear. So is Exchange Act Rule 14a-9, and so is Title 15, Chapter 2B-1 of the United States Code (Securities Investor Protection)."

Smith says: "According to the docket in Halliburton Company Benefits Committee et al. v. James B. Graves, et al., the law firm of record for Halliburton is none other than BakerBotts - surprise, surprise. Now, what is the law firm of James Addison Baker, III doing second-guessing the work done by the law firm of Alberto Gonzales? Seems to me like the Halliburton shareholders sure are paying a pretty penny to these two well-connected law firms to argue both sides of the same issue."

"That sort of thing may be fun in a moot court competition for 3-Ls, but when it drains the Halliburton owners' coffers and deprives retirees like the Dresser Retirees and their family members of medical insurance, it's not fun and games - it's sick and disgusting - an opinion I look forward to making to a common sense jury in Southern West Virginia. This whole fiasco could have been avoided in my opinion, and it reminds me - and perhaps certain Houston law partners - of Clark Clifford."

Smith Says Still Hasn't Received SEC Comment Letter(s)

In response to media requests for copies of the SEC Staff Comment Letter(s) he has purportedly been sent, Smith points to the following letter, which he sent earlier today to the SEC:
October 6, 2006

VIA EDGAR CORRESPONDENCE FUNCTION

Mr. David A. Smith
6300 Stevenson Avenue, #413
Alexandria, VA 22304
(703) 370-6032
editor@HALwhistleblowers.org

Ms. Mara L. Ransom, Esq.
Special Counsel - Office of Mergers & Acquisitions
Division of Corporation Finance
United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re: Missing Comment Letters; Pequot Matter; FOIA Request

Dear Ms. Ransom:

It was a pleasure to speak with you by phone yesterday afternoon. As we discussed, I still have not received the initial Comment Letter that you called me about on September 26th. During our first phone call yesterday, you informed me that a second Comment Letter has been mailed to me, and that a third is likely to issue shortly. I have received neither the first nor the second Comment Letter.

During our phone conversations on September 26th, you indicated that the Staff will only provide a hardcopy (via mail or pick-up) or a faxed copy of a Comment Letter, and that it is Staff policy not to e-mail these Comment Letters. So that I can explain this "no e-mail" policy to lawmakers on Capitol Hill and to members of the media, please explain why this is so. In today's modern day and age, it is puzzling that the Staff would not provide registrants and other filers with an electronic copy of such Comment Letters.

This policy creates an unnecessary burden for any filer who wishes to copy and paste from the Comment Letter (e.g., in response materials). It is unfriendly to the environment. It runs afoul of the spirit of the Paperwork Reduction Act. If the SEC lacks a tool or resource to provide such electronic copies to filers, please let me know, and I'll be happy to suggest to Senator Byrd - the ranking Democrat on the Senate Appropriations Committee - that a line item should be included in the SEC's FY '07 budget to procure said tool or resource for the SEC's use.

This "no e-mail" policy is made all the more puzzling, given that the Staff subsequently posts Comment Letters electronically under the UPLOAD header on EDGAR. Simply stated, the filer required to respond to a Comment Letter should not have to spend extra time re-typing from a grainy faxed copy (faxes don't lend themselves to optical character recognition when being scanned), nor should they have to take the time to scan a Comment Letter page-by-page.

Leaving aside, for the moment, the antiquated "no e-mail" policy: it is puzzling to me that 8 mail delivery days have elapsed since we first spoke. I live just the other side of the Potomac from the SEC. At most, a letter should take 2 days to get here by first class mail.

If the SEC cannot manage to get a letter from one side of the Potomac to the other, why should lawmakers on Capitol Hill, or the investing public, put any faith in the investigations the SEC is purportedly conducting into Halliburton's conduct?

The Pequot Matter

Given the pro-corporate stance of Republican Congressman Christopher Cox - now Chair of the SEC - and given the issues raised by the Pequot matter, I confess I don't place much faith in the current SEC management structure's enforcement bona fides.

As you probably know, fired SEC Staff Attorney Gary Aguirre has claimed that his investigation into hedge fund Pequot Capital was short-circuited by political appointees at the SEC. He says that Morgan Stanley Chairman and CEO John Mack's political connections intervened to quiet up the investigation. Mr. Aguirre's pending lawsuit does nothing to reassure me that my allegations - made against the company once headed by the sitting Vice President of the United States - will be handled by the SEC in an even-handed manner, free from political interference from the current Administration.

In fact, I am weighing the option of filing against Chairman Cox for relief in the nature of mandamus - to insist that he do his job.

I'm sure you can appreciate that the missing Comment Letters appear to be bureaucratic foot-dragging to me. If necessary, I can appoint a Capitol Hill staffer as my agent to come pick the Letters up in person, and then mail them to me from DC, to test how long it should have taken for the first letter to get here.

Please understand that none of my suspicions are directed at you personally. But - taking Mr. Aguirre's accusations as true - sometimes Staff Attorneys may find that their good faith efforts to uphold the Commission's mission run into "political static" from above.

The FOIA Request for Halliburton Comment Letters

In my earlier Correspondence to you, I requested to receive "any and all Staff Comment Letters that have been sent to the registrants known as Halliburton Company and KBR, Inc. from January 20, 2001 to the present date." I also requested "copies of any responses received from the aforementioned registrants in reply to any such Staff Comment Letters issued during the aforementioned time period."

Searching the EDGAR database, I find neither UPLOAD nor CORRESPONDENCE filings for Halliburton or KBR. This does not necessarily mean that no such exchanges exist during the timeframe I have established by my FOIA request; however, I have done my due diligence, in an attempt to "help myself" without burdening the Staff.

If there are no such exchanges between the SEC and the specified registrants during the timeframe set forth in my FOIA request, please promptly notify me of this fact. I contend that the absence of such exchanges would bolster my belief that the SEC has gone easy on Halliburton during the Bush Presidency. If there are such exchanges during the timeframe set forth in my FOIA request that have not been uploaded to EDGAR, please promptly forward unredacted copies of those materials (I reserve my rights to file suit to obtain unredacted copies of any existing materials that fall within the scope of my FOIA request).

Thank you, in advance, for your assistance. Again, please believe me when I say that I distinguish your personal actions from those of the current management of the SEC - you have been nothing but cordial and professional, and I hope that you understand where I'm coming from, given that 8 mail days have elapsed with no trace of the first Comment Letter. I remain

Respectfully yours,

David A. Smith

cc: Senator Robert C. Byrd - United States Senator

bcc: [...]

"I think that letter speaks for itself," says Smith. "The only thing I would add is that I applaud Mr. Aguirre, the fired SEC Staff Attorney, for blowing the whistle. From my point of view, former Congressman Cox - like his former colleagues on Capitol Hill - is ignoring a very important set of e-mails; I really did receive mis-directed e-mails intended for David R. Smith, VP of Tax, and those e-mails really did directly relate to the 'ongoing' Nigerian bribery investigation."

Smith adds: "Maybe like Speaker Hastert's staff, perhaps Congressman Cox's staff has neglected to make him aware of the e-mails or the problem. There seems to be a bit of that going around in DC these days. I think Halliburton's shareholders and the investing public at large deserve better from our public officials than an ostrich-head-in-the sand response. Neither the NIH, nor the CDC, seem to have any information on a flightless avian flu pandemic, yet I suggest that DC may need to be quarantined, based on the ostrich-like symptoms my party's leaders are exhibiting these days."

"It shouldn't require a citizen to file for relief in the nature of mandamus for a public official to do his job, but if that's what it takes, I'll be happy to oblige."

Smith concludes: "The front page of Directorship magazine for September includes an item entitled 'Cox Fills Jobs with Cal Pals,' which begins: 'SEC Chairman Christopher Cox is almost finished filling his inner staff circle. Perhaps not surprisingly, the choices by the former Congressman from California look like a Golden State mafia'."

Smith says: "Given the article's detailed analysis of who's who in the Chris Cox SEC, I am even less apt to believe the 'plausible deniability' excuse that his staff has failed to clue him in about the 'ongoing' Halliburton 'investigations' and related matters such as the mis-directed e-mails."

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Important Information: David A. Smith plans to file a proxy statement with the Securities and Exchange Commission relating to a solicitation of proxies from the stockholders of the Halliburton Company in connection with the 2007 Annual Meeting, currently scheduled to be held on Wednesday, May 17, 2007. HALLIBURTON SHAREHOLDERS ARE ADVISED TO READ THAT PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. The proxy statement, along with any other relevant documents that are filed, will be available for free at the SEC's website, www.sec.gov. Mr. Smith is the beneficial owner of 1 share of Halliburton's common stock, as of September 21, 2006. Mr. Smith did not seek or obtain permission to quote any third-party sources contained in this filing.